Filed Pursuant to Rule 433

Registration Statement No. 333-262384

Registration Statement No. 333-262384-01

Pricing Term Sheet

$4,500,000,000

BERKSHIRE HATHAWAY FINANCE CORPORATION

Pricing Term Sheet

$750,000,000 2.300% Senior Notes due 2027

$1,000,000,000 2.875% Senior Notes due 2032

$2,750,000,000 3.850% Senior Notes due 2052

Issuer:	Berkshire Hathaway Finance Corporation
Guarantor:	Berkshire Hathaway Inc.
Offering Format:	SEC Registered
Trade Date:	March 7, 2022
Settlement Date:	March 15, 2022 (T+6)
Expected Ratings*:	Aa2/AA (Stable/Stable)

Principal Amount:	$750,000,000 (2027 Notes) $1,000,000,000 (2032 Notes) $2,750,000,000 (2052 Notes)
Maturity Date:	March 15, 2027 (2027 Notes) March 15, 2032 (2032 Notes) March 15, 2052 (2052 Notes)
Issue Price (Price to Public):	99.981% of face amount (2027 Notes) 99.965% of face amount (2032 Notes) 99.647% of face amount (2052 Notes)
Gross Spread:	12 bps (2027 Notes) 20 bps (2032 Notes) 40 bps (2052 Notes)
Proceeds to Issuer:	$4,475,900,000
Interest Rate:	2.300% per annum (2027 Notes) 2.875% per annum (2032 Notes) 3.850% per annum (2052 Notes)
Benchmark Treasury:	1.875% due February 28, 2027 (2027 Notes) 1.875% due February 15, 2032 (2032 Notes) 1.875% due November 15, 2051 (2052 Notes)
Benchmark Treasury Yield:	1.704% (2027 Notes) 1.779% (2032 Notes) 2.220% (2052 Notes)
Spread to Benchmark Treasury:	60 bps (2027 Notes) 110 bps (2032 Notes) 165 bps (2052 Notes)
Yield to Maturity:	2.304% (2027 Notes) 2.879% (2032 Notes) 3.870% (2052 Notes)

Day Count Convention:

30/360

If any date on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date.

Interest Payment Dates:	Each March 15 and September 15, commencing September 15, 2022
Optional Redemption Provisions: Make Whole Call:	Prior to February 15, 2027 (the “2027 Par Call date”), prior to December 15, 2031 (the “2032 Par Call date”) and prior to September 15, 2051 (the “2052 Par Call date” and together with the 2027 Par Call date and the 2032 Par Call date, each a “Par Call date”), make- whole call for the greater of (1)(a) the sum of the present values of the remaining scheduled payments discounted to the redemption date (assuming the Notes matured on the applicable Par Call date) at Treasury +10 bps, in the case of the 2027 Notes, +20 bps, in the case of the 2032 Notes and +25 bps, in the case of the 2052 Notes less (b) interest accrued to, but excluding, the redemption date, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest to, but excluding, the redemption date.
Par Call:	On or after February 15, 2027 (2027 Notes) On or after December 15, 2031 (2032 Notes) On or after September 15, 2051 (2052 Notes)
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084664 CZ2 (2027 Notes) 084664 DA6 (2032 Notes) 084664 DB4 (2052 Notes)
ISIN:	US084664CZ24 (2027 Notes) US084664DA63 (2032 Notes) US084664DB47 (2052 Notes)

Other Information

Joint Book-Running Managers:	BofA Securities, Inc.
J.P. Morgan Securities LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Settlement Period: The closing will occur on March 15, 2022, which will be more than two business days after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in two business days, unless the parties to a trade expressly agree otherwise.

Each of the issuer and the guarantor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at (800) 294-1322 or J.P. Morgan Securities LLC collect at (212) 834-4533.